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                                  EXHIBIT (5)



                   AGREEMENT RELATING TO THE SALE OF CERTAIN
                         CONTRACTS ON A VARIABLE BASIS


                               Statement of Facts


         A. On January 12, 1982, the Board of Directors of The Prudential Insurance Company of America ("Prudential") adopted a resolution establishing The Prudential Variable Contract Account-11 ("VCA-11") as a funding medium for such contracts on a variable basis sold and administered by Prudential as may be designated by it as participating therein.

         B. Prudential will perform administrative and record keeping functions in connection with the contracts on a variable basis which it may issue, including enrolling participants, receiving and allocating contributions, maintaining participants' accumulation accounts, preparing and distributing confirmations, statements and reports. More particularly, Prudential will:

         (a) maintain such books of account and records of all transactions relating to VCA-11 as may be necessary to reflect clearly the assets and liabilities attributable to VCA-11, and in that connection all investments and liabilities attributable to VCA-11, at all times, shall be identifiable and distinguishable from the other investments and liabilities of Prudential;

         (b) prepare and transmit to the VCA-11 Committee for its approval all notices, proxies, proxy statements and periodic reports that are required to be, or may be, transmitted to persons having voting rights in respect of VCA-11, as provided for by the Rules and Regulations of VCA-11, and upon the Committee's approval transmit the same to such persons;

                 (c) prepare and file all reports required by law to be filed with any state or federal regulatory authority; and

                 (d) pay all costs, taxes and other expenses attributable to the operations of VCA-11, including, but not limited to, salary, rent, postage, telephone, travel, legal, actuarial and accounting fees, office equipment, stationery, and maintenance of computer and other systems, but excluding brokers' commission, taxes or governmental fees attributable to transactions for VCA-11, and all other applicable taxes arising out of the investment operations of VCA-11, including income and capital gains taxes, if any. Such payment shall not result in any reduction of the value or number of Units credited to persons who hold participating interests in VCA-11 or in the amounts which they are entitled to receive under contracts on a variable basis issued by Prudential other than in a manner set forth in
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                 each such contract.  Each such contract will set forth, either in terms of dollars or of a percentage, or both, by which the value of the amounts credited to persons holding participating interests in VCA-11 will be reduced, the charge that will be made in order to provide funds intended to defray the expenses of administering the contracts.

         C. Prudential will sell its contracts on a variable basis through agents employed by it and through independent brokers and will pay certain sales commissions in that connection as well as other expenses attributable to the marketing sale, and distribution of such contracts.

         D. Pursuant to the requirements of the 1940 Act, VCA-11 will be registered thereunder as an investment company.

         E. The 1940 Act forbids any person from acting as principal underwriter to a registered investment company except pursuant to a written contract and Prudential may be regarded as the principal underwriter of VCA-11.



                                   Agreement

         NOW THEREFORE, Prudential and VCA-11 agree as follows:

         1. Prudential will sell contracts on a variable basis that include participating interests in VCA-11.

         2. Each form of contract on a variable basis participating in VCA-11 sold by Prudential shall set forth explicitly a schedule of deferred sales charges. The deferred sales charge is imposed on certain withdrawals from VCA-11. This deferred sales charge will be retained by Prudential and may be used by it, to the extent necessary, for the payment of commissions to persons instrumental in the sale of such form of contract and for payment of other expenses incurred in connection with the marketing, sale and distribution of such form of contract.

         3. Promptly after it issues a form of contract on a variable basis that includes participating interests in VCA-11, Prudential shall advise the Prudential Variable Contract Account-11 Committee ("Committee") of the amount of the deferred sales charge that will be imposed upon withdrawals. Prudential shall also promptly advise the Committee of any change in the form of contract that increases or decreases such charge.

         4. It is understood that the compensation to Prudential, resulting from the deferred sales charge imposed upon withdrawals made by participants under any form of contract on a variable basis, is separate and apart from the additional compensation, more fully described in
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a separate contract between the parties also executed as of this date, providing for the performance of investment management, and is also separate from and additional to the charge or charges made, as described in Paragraph B, subparagraph (d), of the Statement of Facts preceding this Agreement, for the purpose of providing funds to defray the expenses of administering the contracts.

         5. This agreement shall remain in force until the first meeting of the participants in VCA-11 and from year to year thereafter, but only so long as such continuance is approved at least annually by the affirmative vote of the Committee, including the specific approval of a majority of the members of the Committee who are not persons affiliated with Prudential, or by a majority of the votes cast by those persons having voting rights in respect of VCA-11, as provided for by the Rules and Regulations of VCA-11.

         6. This agreement shall automatically terminate in the event of its assignment by Prudential.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 17th day of March, 1982.



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
                                                   THE PRUDENTIAL INSURANCE COMPANY
                                                   OF AMERICA
Attest:

/S/                                                By /S/
--------------------------------                      ---
Secretary                                          Vice President


                                                   THE PRUDENTIAL VARIABLE CONTRACT
                                                   ACCOUNT-11
Witnessed:


/S/                                                By /S/
--------------------------------                      ---
Secretary to the Committee                         Chairman of the Committee
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